Exhibit 23
Consent of Independent Auditors
We hereby consent to the use of our report dated February 19, 2007 with respect to the financial statements for the fiscal year ended December 31, 2006 in the filing of the 11-K for the year ended December 31, 2006.
/s/ Weaver & Martin, LLC
Weaver & Martin, LLC
Kansas City, Missouri
March 28, 2007